UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. _)*



                                 LanOptics Ltd.
-------------------------------------------------------------------------------
                                (Name of Issuer)



                       Ordinary Shares, NIS .02 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    M6706C103
                  --------------------------------------------
                                 (CUSIP Number)




                               December 24, 2006
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[X] Rule 13d-1(c)

[_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-06)



                                Page 1 of 21 pages

-----------------------
  CUSIP No. M6706C103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           The Goldman Sachs Group, Inc.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 248,830

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               2,173,400
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  248,830

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               2,173,400

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          2,422,230

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           11.7%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------



                                Page 2 of 21 pages

-----------------------
  CUSIP No. M6706C103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman, Sachs & Co.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               2,173,400
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               2,173,400

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           2,173,400

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           10.6%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           BD-PN-IA

------------------------------------------------------------------------------



                                Page 3 of 21 pages

-----------------------
  CUSIP No. M6706C103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS PEP Tech EZC Holdings, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               2,015,364
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               2,015,364

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           2,015,364

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           9.9%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                                Page 4 of 21 pages

-----------------------
  CUSIP No. M6706C103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS PEP 1999 Direct EZC Holdings, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               33,621
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               33,621

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           33,621

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.2%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                                Page 5 of 21 pages

-----------------------
  CUSIP No. M6706C103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GSAM Gen-Par, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               2,048,985
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               2,048,985

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           2,048,985

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           10.1%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           00

------------------------------------------------------------------------------



                                Page 6 of 21 pages

-----------------------
  CUSIP No. M6706C103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS EZC Employee Holdings, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               124,416
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               124,416

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           124,416

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.7%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                                Page 7 of 21 pages

-----------------------
  CUSIP No. M6706C103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Employee Funds 2000 GP, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               124,416
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               124,416

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           124,416

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.7%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                                Page 8 of 21 pages

Item 1(a).         Name of Issuer:
                   LanOptics Ltd.

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   1 Hatamar Street
                   P.O. Box 527
                   Yokneam 20692
                   Israel

Item 2(a). Name of Persons Filing: The Goldman Sachs Group, Inc., Goldman, Sachs & Co., GS PEP Tech EZC Holdings, L.L.C., GS PEP 1999 Direct EZC Holdings, L.L.C.,
                   GSAM Gen-Par, L.L.C., GS EZC Employee Holdings, L.L.C.,
                   GS Employee Funds 2000 GP, L.L.C.

Item 2(b).         Address of Principal Business Office or, if none,
                   Residence:
                   The Goldman Sachs Group, Inc., Goldman, Sachs & Co., GS PEP Tech EZC Holdings, L.L.C.,
                   GS PEP 1999 Direct EZC  Holdings,  L.L.C.,
                   GSAM Gen-Par, L.L.C.,
                   GS EZC Employee Holdings, L.L.C.,
                   GS Employee Funds 2000 GP, L.L.C.
                   85 Broad Street, New York, NY 10004


Item 2(c).         Citizenship:
                   The Goldman Sachs Group, Inc. - Delaware
                   Goldman, Sachs & Co. - New York
                   GS PEP Tech EZC Holdings, L.L.C. - Delaware
                   GS PEP 1999 Direct EZC Holdings, L.L.C. - Delaware GSAM Gen-Par, L.L.C. - Delaware
                   GS EZC Employee Holdings, L.L.C. - Delaware
                   GS Employee Funds 2000 GP, L.L.C. - Delaware


Item 2(d).         Title of Class of Securities:
                   Ordinary Shares, NIS $.02 par value

Item 2(e).         CUSIP Number:
                   M6706C103

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a).[_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[_]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e).[_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j).[_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



                                Page 9 of 21 pages

Item 4.            Ownership.(1)(2)

          (a).     Amount beneficially owned:
                   See the response(s) to Item  9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s) to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.

                         Except for clients and  employees of The Goldman  Sachs
                    Group, Inc. and its subsidiaries, who may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, certain of the Ordinary Shares beneficially owned by the Filing Persons, no other person is known by the Filing Persons to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any Ordinary Shares beneficially owned by the Filing Persons.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit 99.2

Item 8.            Identification and Classification of Members of the Group.
                             Not Applicable

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.          Certification.

                         By  signing  below I  certify  that,  to the best of my
                    knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



--------------------------
(1) This statement on Schedule 13G reflects beneficial ownership as of December 31, 2007.

(2) In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion, or both and (ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.



                                Page 10 of 21 pages

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  January 9, 2008


                                THE GOLDMAN SACHS GROUP, INC.

                                By:/s/ Ronald L. Christopher
                                -----------------------------------
                                Name:  Ronald L. Christopher
                                Title: Attorney-in-fact


                                GOLDMAN, SACHS & CO.

                                By:/s/ Ronald L. Christopher
                                -----------------------------------
                                Name:  Ronald L. Christopher
                                Title: Attorney-in-fact


                                GS PEP Tech EZC Holdings, L.L.C

                                By:/s/ Ronald L. Christopher
                                -----------------------------------
                                Name:  Ronald L. Christopher
                                Title: Attorney-in-fact


                                GS PEP 1999 Direct EZC Holdings, L.L.C

                                By:/s/ Ronald L. Christopher
                                -----------------------------------
                                Name:  Ronald L. Christopher
                                Title: Attorney-in-fact


                                GSAM Gen-Par, L.L.C

                                By:/s/ Ronald L. Christopher
                                -----------------------------------
                                Name:  Ronald L. Christopher
                                Title: Attorney-in-fact


                                GS EZC Employee Holdings, L.L.C

                                By:/s/ Ronald L. Christopher
                                -----------------------------------
                                Name:  Ronald L. Christopher
                                Title: Attorney-in-fact


                                GS Employee Funds 2000 GP, L.L.C

                                By:/s/ Ronald L. Christopher
                                -----------------------------------
                                Name:  Ronald L. Christopher
                                Title: Attorney-in-fact



                                Page 11 of 21 pages

INDEX TO EXHIBITS

Exhibit No.        Exhibit
-----------        -------

  99.1             Joint Filing Agreement, dated January 9, 2008

  99.2             Item 7 Information

  99.3 Power of Attorney, dated as of December 4, 2007, relating to The Goldman Sachs Group, Inc.

  99.4 Power of Attorney, dated as of December 4, 2007, relating to Goldman, Sachs & Co.

  99.5 Power of Attorney, dated as of January 7, 2008, relating to GS PEP Tech EZC Holdings, L.L.C.

  99.6 Power of Attorney, dated as of January 7, 2008, relating to GS PEP 1999 Direct EZC Holdings, L.L.C.

  99.7 Power of Attorney, dated as of January 7, 2008 relating to GSAM Gen-Par, L.L.C.

  99.8 Power of Attorney, dated as of January 7, 2008, relating to GS EZC Employee Holdings, L.L.C.

  99.9 Power of Attorney, dated as of February 8, 2007, relating to GS Employee Funds 2000 GP, L.L.C.



                               Page 12 of 21 pages

                                                                  EXHIBIT (99.1)



                             JOINT FILING AGREEMENT


     In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Ordinary Shares, par value NIS $0.02, of LanOptics Ltd. and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.


Date:  January 9, 2008


                                THE GOLDMAN SACHS GROUP, INC.

                                By:/s/ Ronald L. Christopher
                                -----------------------------------
                                Name:  Ronald L. Christopher
                                Title: Attorney-in-fact


                                GOLDMAN, SACHS & CO.

                                By:/s/ Ronald L. Christopher
                                -----------------------------------
                                Name:  Ronald L. Christopher
                                Title: Attorney-in-fact


                                GS PEP Tech EZC Holdings, L.L.C

                                By:/s/ Ronald L. Christopher
                                -----------------------------------
                                Name:  Ronald L. Christopher
                                Title: Attorney-in-fact


                                GS PEP 1999 Direct EZC Holdings, L.L.C

                                By:/s/ Ronald L. Christopher
                                -----------------------------------
                                Name:  Ronald L. Christopher
                                Title: Attorney-in-fact


                                GSAM Gen-Par, L.L.C

                                By:/s/ Ronald L. Christopher
                                -----------------------------------
                                Name:  Ronald L. Christopher
                                Title: Attorney-in-fact


                                GS EZC Employee Holdings, L.L.C

                                By:/s/ Ronald L. Christopher
                                -----------------------------------
                                Name:  Ronald L. Christopher
                                Title: Attorney-in-fact


                                GS Employee Funds 2000 GP, L.L.C

                                By:/s/ Ronald L. Christopher
                                -----------------------------------
                                Name:  Ronald L. Christopher
                                Title: Attorney-in-fact



                              Page 13 of 21 pages

                                                                  EXHIBIT (99.2)



                               ITEM 7 INFORMATION


     The securities being reported on by The Goldman Sachs Group, Inc. ("GS Group"), as a parent holding company, are owned by GS PEP Tech EZC Holdings, L.L.C., GS PEP 1999 Direct EZC Holdings, L.L.C., GS EZC Employee Holdings, L.L.C., each a Delaware limited liability company, (collectively, the "Investing Entities"), or are owned, or may be deemed to be beneficially owned, by Goldman, Sachs & Co. ("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The general partner, managing general partner or other manager of each of the Investing Entities is an affiliate of GS Group. Goldman Sachs is a direct and indirect wholly-owned subsidiary of GS Group. Goldman Sachs is the investment manager of certain of the Investing Entities.



                              Page 14 of 21 pages

                                                                  EXHIBIT (99.3)


                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each of Catherine Wedgbury, Ronald L. Christopher and Lauren LoFaro (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 4, 2007.



THE GOLDMAN SACHS GROUP, INC.


By:   /s/ Gregory K. Palm
____________________________
Name: Gregory K. Palm
Title: Executive Vice President and General Counsel


                              Page 15 of 21 pages

                                                                  EXHIBIT (99.4)

                               POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Catherine Wedgbury, Ronald L. Christopher and Lauren LoFaro, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 4, 2007.


GOLDMAN, SACHS & CO.


By: /s/ Gregory K. Palm
__________________________
Name: Gregory K. Palm
Title: Managing Director


                              Page 16 of 21 pages

                                                                  EXHIBIT (99.5)


                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS PEP Tech EZC Holdings L.L.C. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, Andrea DeMar, John M. O'Rourke, Felicia J. Rector, Michael T. Seeley, Kevin Treanor, Catherine Wedgbury, Ronald L. Christopher and Lauren LoFaro, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in it name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall law fully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 7, 2008.



GS PEP Tech EZC Holdings L.L.C.


By: /s/ Jennifer Barbetta
    ----------------------------------------
Name:   Jennifer Barbetta
Title:  Managing Director


                              Page 17 of 21 pages

                                                                  EXHIBIT (99.6)

                               POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS PEP 1999 Direct EZC Holdings L.L.C. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, Andrea DeMar, John M. O'Rourke, Felicia J. Rector, Michael T. Seeley, Kevin Treanor, Catherine Wedgbury, Ronald L. Christopher and Lauren LoFaro, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in it name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall law fully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 7, 2008.



GS PEP 1999 Direct EZC Holdings L.L.C.


By: /s/ Jennifer Barbetta
    ----------------------------------------
Name:   Jennifer Barbetta
Title:  Managing Director


                              Page 18 of 21 pages

                                                                  EXHIBIT (99.7)

                                POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS that GSAM GEN-PAR, L.L.C. (the "Company") does hereby make, constitute and appoint each of Catherine Wedgbury, Ronald L. Christopher and Lauren LoFaro (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 7, 2008.


GSAM GEN-PAR, L.L.C.


/s/    Jennifer Barbetta
---------------------------------
Name:  Jennifer Barbetta
Title: Managing Director


                              Page 19 of 21 pages

                                                                  EXHIBIT (99.8)

                               POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS EZC Employee Holdings, L.L.C. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, Andrea DeMar, John M. O'Rourke, Felicia J. Rector, Michael T. Seeley, Kevin Treanor, Catherine Wedgbury, Ronald L. Christopher and Lauren LoFaro, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in it name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall law fully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 7, 2007.


GS EZC Employee Holdings, L.L.C.


By: /s/ Jennifer Barbetta
    ----------------------------------------
Name:   Jennifer Barbetta
Title:  Managing Director

                              Page 20 of 21 pages

                                                                  EXHIBIT (99.9)


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that GS EMPLOYEE FUND 2000 OFFSHORE, L.P.(the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher and Lauren LoFaro, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 8, 2007.


GS EMPLOYEE FUND 2000 OFFSHORE, L.P.

By:   /s/ Katherine B. Enquist
---------------------------------
Name:  Katherine B. Enquist
Title: Vice President


                              Page 21 of 21 pages